Exhibit 99.1

	RE:	Strategic Hotel Capital, Inc.
77 W. Wacker Drive, 46th Floor
Chicago, IL 60601
(312) 658-5000

FOR YOUR INFORMATION:		TRADED: NYSE: SLH

COMPANY CONTACT:		AT FINANCIAL RELATIONS BOARD:
Laurence Geller		Georganne Palffy
CEO and President		General Information
(312) 658-5000		(312) 640-6768

FOR IMMEDIATE RELEASE

TUESDAY, NOVEMBER 30, 2004

STRATEGIC HOTEL CAPITAL, INC. ANNOUNCES APPOINTMENT OF

CHIEF FINANCIAL OFFICER

CHICAGO, IL – November 30, 2004 – Strategic Hotel Capital, Inc. (NYSE: SLH) today announced the appointment of James Mead as chief financial officer.

Prior to joining Strategic Hotel Capital, Mr. Mead served as chief financial officer of Irvine Apartment Communities (IAC), where his responsibilities included strategic planning, fund raising, accounting and oversight of property operations. Mr. Mead joined IAC from The Irvine Company, where he was vice president of corporate finance and instrumental in the IPO of the REIT. He was formerly a vice president in the real estate investment banking group of JP Morgan, raising over $1.5 billion in capital for his clients. Mr. Mead earned his Bachelor of Science in engineering from Tulane University and his Masters of Business Administration from the University of Virginia.

In his announcement Laurence Geller commented, “We are extremely pleased to have someone of Jim’s proven abilities and financial acumen joining our management team. During both his tenures in investment banking and as the chief financial officer of the highly regarded Irvine Apartment Communities, he initiated, structured and executed many noteworthy deals. His experience in innovative and successfully structured transactions, in addition to his expertise in the implementation of streamlined budgeting and operational initiatives will provide a complimentary focus to our core acquisition and asset management strategy. I am confident that Jim’s knowledge and leadership will be a significant contribution to Strategic Hotel Capital’s team and am personally enthusiastic about creating a solid partnership with him.”

About the Company

Strategic Hotel Capital, Inc., is a real estate investment trust (REIT), which owns and asset manages high-end hotels and resorts. The company has ownership interests in 15 properties with an aggregate of 6,192 rooms. For further information, please visit the company’s website at www.shci.com.